Exhibit 99.1

Havertys Reports Earnings for First Quarter 2015

Atlanta, Georgia, May 4, 2015 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2015 was $0.27 unchanged for the same period of 2014.

Clarence H. Smith, chairman, president and CEO, said, "We are on track with our initiatives of increasing average ticket, strengthening our brand, and expanding our store base.  Our in-home designers and store sales staff are engaging the Havertys customer by providing the level of product information and decorating assistance the customer is seeking.  New product introductions in the case goods category have fully restored our selection.  Our custom upholstery business continues to do well and working with our vendors we have some of the shortest lead times in retail.

The headwinds facing housing have shifted over the past months.  Home prices are firming and new-home sales data, although volatile, has been trending upward.  An improving job market and rising wages are positive indicators for our industry in the year ahead."

Financial Highlights

First Quarter 2015 Compared to First Quarter 2014

•	As previously reported, total net sales increased 5.3% to $191.3 million. Comparable store sales increased 3.8% over the same period last year.
•	Total written sales increased 6.3% and written comparable store sales rose 4.8%.
•	Average written ticket was up 4.8% and sales of custom upholstery increased 11.1%.
•	Gross profit margins were 53.6% down 20 basis points due to lower delivery fee revenues and sales of certain close-out merchandise.
•
SG&A costs as a percent of sales were flat at 48.2%.  Total SG&A dollars increased $4.6 million largely due to increases in selling costs of $2.4 million, occupancy expense of $1.1 million and administrative costs of $1.1 million.

•	Earnings before interest and income taxes were $10.4 million in 2015 compared to $10.2 million in 2014.
•	We opened our Coconut Creek, Florida store in January. Our retail store count at March 31, 2015 was 120 versus 119 at March 31, 2014.

NEW RELEASE - MAY 4, 2015       Page 2

Expectations and Other

•
Total written sales for the second quarter to date of 2015 are up approximately 3.4% over the same period last year and written comparable store sales are up approximately 1.5%.  Total delivered sales for the second quarter to date of 2015 are up approximately 4.6% over the same period last year and comparable store sales are up 3.0%.

•	Our previous guidance on gross profit margins for the full year 2015 is unchanged at 53.3%.
•
The estimate for fixed and discretionary type expenses for 2015 remains $239 to $241 million versus the $231 million for these same costs in 2014.  The variable type costs within SG&A for the full year of 2015 are anticipated to be approximately 17.5% to 17.7% percent of sales.

•	We opened a store in Rogers, Arkansas in April and should open a showroom in Waco, Texas in May, both new markets for Havertys.
•
We expect to increase selling square footage approximately 3.2% in 2015 based on increasing our store count by a net three locations.  Total capital expenditures are estimated to be in the $32 to $35 million range in 2015 depending on the timing of spending for new projects.

NEW RELEASE - MAY 4, 2015       Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$191,331	$181,737
Cost of goods sold	88,684	83,875
Gross profit	102,647	97,862
Credit service charges	72	81
Gross profit and other revenue	102,719	97,943

Expenses:
Selling, general and administrative	92,303	87,674
Provision for doubtful accounts	23	48
Other income, net	(27)	(8)
Total expenses	92,299	87,714

Income before interest and income taxes	10,420	10,229
Interest expense, net	492	273

Income before income taxes	9,928	9,956
Income tax expense	3,809	3,827
Net income	$6,119	$6,129

Basic earnings per share:
Common Stock	$0.27	$0.27
Class A Common Stock	$0.26	$0.26

Diluted earnings per share:
Common Stock	$0.27	$0.27
Class A Common Stock	$0.25	$0.26

Cash Dividends per share:
Common Stock	$0.080	$0.080
Class A Common Stock	$0.075	$0.075

NEW RELEASE - MAY 4, 2015       Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$74,146	$65,481	$84,508
Investments	6,250	7,250	-
Restricted cash and cash equivalents	8,000	8,017	8,017
Accounts receivable	6,393	7,146	7,421
Inventories	107,348	107,139	95,964
Prepaid expenses	7,271	6,418	6,853
Other current assets	4,073	8,010	2,796
Total current assets	213,481	209,461	205,559

Accounts receivable, long-term	695	731	752
Property and equipment	228,952	225,162	187,850
Deferred income taxes	17,939	17,610	13,203
Other assets	8,559	8,023	14,479
Total assets	$469,626	$460,987	$421,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$23,055	$24,152	$18,082
Customer deposits	29,583	23,687	24,745
Accrued liabilities	35,632	39,960	32,208
Deferred income tax	5,689	5,689	-
Current portion of lease obligations	2,788	2,387	1,012
Total current liabilities	96,747	95,875	76,047

Lease obligations, less current portion	48,861	46,678	15,916
Other liabilities	26,557	26,351	26,270
Total liabilities	172,165	168,904	118,233

Stockholders' equity	297,461	292,083	303,610
	$469,626	$460,987	$421,843

NEW RELEASE - MAY 4, 2015       Page 5
HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Three Months Ended March 31,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$6,119	$6,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,098	5,380
Share-based compensation expense	1,113	926
Provision for doubtful accounts	23	48
Other	(6)	120
Changes in operating assets and liabilities:
Accounts receivable	766	783
Inventories	(209)	(4,481)
Customer deposits	5,896	5,737
Other assets and liabilities	(451)	1,664
Accounts payable and accrued liabilities	(5,785)	(7,858)
Net cash provided by operating activities	13,564	8,448

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6,711)	(4,518)
Maturities of certificates of deposit	1,000	-
Restricted cash and cash equivalents	17	(1,000)
Other	6	409
Net cash used in investing activities	(5,688)	(5,109)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(593)	(227)
Dividends paid	(1,802)	(1,789)
Construction allowance receipts	3,286	-
Other	(102)	-
Net cash provided by (used in) financing activities	789	(2,016)

Increase in cash and cash equivalents during the period	8,665	1,323
Cash and cash equivalents at beginning of period	65,481	83,185

Cash and cash equivalents at end of period	$74,146	$84,508

NEW RELEASE - MAY 4, 2015       Page 6

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, May 5, 2015 at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Tuesday, May 12, 2015. The number to access the telephone playback is 1-888-203-1112 (access code:  8571969).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys